Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $7,546,000.00. The prospectus is a final prospectus for the related offering.